Exhibit (g)(2)


                        ADMINISTRATIVE SERVICES AGREEMENT

ADMINISTRATIVE SERVICES AGREEMENT dated as of September 3, 1997 between THE PACIFIC CORPORATE GROUP PRIVATE EQUITY FUND, L.P., a Delaware business trust (the "Fund"), and PALMERI FUND ADMINISTRATORS, INC., a New Jersey corporation ("PFA").


                              W I T N E S S E T H:

WHEREAS, the Fund desires to retain PFA to provide certain accounting and administrative services, including, among other things, matters related to the day-to-day administrative affairs of the Fund and the maintenance of the books and records of the Fund and PFA desires to render such services, all upon the terms set forth herein;

NOW, THEREFORE, in consideration of the premises and subject to the terms and conditions set forth herein, the parties hereto agree as follows:


1. Services; Payment. In accordance with the instructions of officers of Pacific
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Corporate  Group,  Inc., the Adviser Trustee and management  company of the Fund
(the "Manager"), PFA shall provide the following accounting and administrative services for the Fund:

   Accounting services
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o    maintain the detailed books and records of the Fund in accordance  with the terms of the private placement memorandum of the Fund, its Declaration of Trust and Generally Accepted Accounting Principals,

o compute allocations and distributions to Investors in compliance with the Declaration of Trust,

o coordinate and supervise annual audit, including preparation of all necessary supporting worksheets for audit review and follow-up on all questions and requests for additional information,

o provide detailed tax schedules and coordinate and supervise independent tax review, including preparation of detailed tax schedules and roll-up of all tax line items,

o prepare and coordinate distribution of tax information to Investors, including IRS K-1 Schedule and state K-1 Schedules where required,

o prepare estimated tax schedules to provide Investors with estimated tax information by Schedule K-1 line item.

It is understood that the completion of tax estimates and final tax accounting by PFA is dependent upon the timely receipt of information from the general partners of each of the Fund's indirect investments. Investors of the Fund have been notified of the probable late delivery of such tax information.


   Reporting services
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o    prepare and  distribute  quarterly  and annual  reports to  Investors  in a format  consistent  with  the  requirements  of the  Fund  and the  Advisor
     Trustee,

o    prepare  financial  reports  required  to be  filed  by the  Fund  with the
     Securities  and  Exchange   Commission,   including  reports  to  be  filed
     semi-annually on Form N-SAR

o file federal, state and local tax returns for the Fund and the Advisor Trustee and file foreign withholding tax returns for the Fund, if required,

o prepare all internal management reports relating to the activities of the Fund and the Advisor Trustee as requested,

o prepare reports and analyses of Fund activity to assist Advisor Trustee with the semi-annual valuation of portfolio investments, meetings of the Independent Trustees of the Fund and Annual Meetings of Investors, if any,

o prepare internal rate of return analysis for realized and unrealized investments as requested.

   Administrative services
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o    coordinate  relationships with professionals,  including such custodian and independent certified public accountants as are approved by the Independent Trustees of the Trust,

o    coordinate cash and in-kind distributions to Investors,

o coordinate direct deposit of distributions for Investors having Merrill Lynch and DLJ accounts, as requested,

o    provide for the collection of withholding tax due from foreign investors,

o    assist  outside  legal counsel with  completion  and filing of SEC Rule 144
     Forms,  Form 3, Form 4, Form 5,  Schedule  13D,  Schedule 13G and all other section 16 reporting forms or schedules as required,

o    maintain  Investor  data  files  necessary  for  distribution  of  reports,
     preparation   of  tax   information   and   payment  of  cash  and  in-kind
     distributions,

o coordinate and process transfers and assignments of ownership of Investor interest when required,

o send copies of Investor reports to each Investor's representative financial consultant, as requested,

o provide Merrill Lynch and DLJ with the Fund's net asset value per share, on a semi-annual basis, if required for customer statements,

o provide timely response to Investors' inquiries and requests for additional information; only after review by the Advisor Trustee or the Manager, as appropriate,

o    maintain income and expense detail by investment,

The Manager will manage a portfolio of short-term securities for the Fund, for which PFA will not have responsibility.

For the services to be provided by PFA pursuant to this Agreement, the Fund will pay to PFA the following:

Regular Fee
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For all  services as provided  above - flat annual fee to be paid  quarterly  in advance, on the first day of each calendar quarter as follows:

     Capital Commitments                                            Annual Fee
     -------------------                                            ----------
     up to $150 million                                               $75,000
     greater than $150 million, less than $200 million                $80,000
     more than $200 million                                           $85,000

o regular fee will begin on the date on which initial capital contributions are made to the Fund,

o regular fee will be increased 4% on each January 1 beginning January 1, 1999,

o    other  reasonable   out-of-pocket   expenses  to  be  reimbursed  quarterly
     including fees and expenses for express mail, postage, messengers and other delivery fees,

o the Fund will pay the costs of reproducing and mailing its own financial and tax reports, letterhead, envelopes and other supplies.

One-Time Set-Up Fee
-------------------

The one-time set-up fee will cover the following:

o    development of the Investor data base,
o    data collection and data input,
o coordination of subscription approval process and payment of initial capital contribution into escrow,
o    calculation of escrow interest amounts to Investors,
o    coordination of payment of escrow interest by outside custodian,
o    track sales by state for Blue Sky compliance,
o all other ministerial functions required in connection with the subscription process.

The minimum set-up fee is payable on the first day of the month following the date on which initial capital contributions are made to the Fund as follows:

     Number of Investors                                              Set-Up Fee
     -------------------                                              ----------
     up to 400 Investors                                                $20,000
     greater than 400 Investors, less than 600 Investors                $25,000
     more than 600 Investors                                            $30,000

The remaining set-up fee, if any, is payable upon the final closing of the Fund's subscription period.


2. Information. In its performance of the services set forth in Section 1 above,
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PFA will be entitled  to rely on  information  provided  by the  officers of the
Manager. PFA shall have no duty to provide such information or to make an independent investigation as to any information so provided to determine the
facts  necessary  for  the  provision  of  such  services,   including   without
limitation, information with regard to financial activities, valuations of venture capital and other investments and all other underlying facts as may be required for the preparation of reports.

PFA shall deliver to the Fund and its counsel and auditors, for their review and approval and, if applicable, signature, copies of all quarterly reports, all annual reports, all tax returns and all tax information of the Fund. The Manager acknowledges that such materials are based on information to be furnished to PFA by the Manager, and the timing of the receipt of this information by PFA, and the completeness of such information will determine when PFA can deliver such materials to the Fund.

The Manager shall use its best efforts to deliver to PFA, on a timely basis, all information reasonably necessary to enable PFA to provide the services contemplated to be performed by it under this Agreement on a timely and efficient basis. All of the books and records maintained by PFA pursuant to this Agreement shall be the property of the Fund. PFA shall maintain a magnetic disk containing a backup copy of all accounting records of the Fund at an off site location. Such disk will be updated on a quarterly basis. A copy of such backup disk will be provided to the Fund at any time upon request.

Any information relating to, or derived from the Manager, the Fund or any portfolio company of the Fund including, without limitation, methods, computer or data systems, financial data, clients, and business operations, shall be treated as confidential and shall not be disclosed by PFA, except as may be required by its duties hereunder or as may be required by law; provided that PFA's duty of confidentiality will not apply to information that becomes part of the public domain through no fault of PFA or that PFA received from a person unrelated to the Fund or any of its portfolio companies or for which PFA provides services and who does not violate a duty to the Manager or the Fund or a portfolio company of the Fund in disclosing such information. All materials supplied to PFA by the Manager, the Fund or any portfolio company of the Fund, or obtained by PFA from the Manager, the Fund or any portfolio company of the Fund, will remain the property of the Fund while in PFA's possession (which PFA will hold for safe-keeping) and will be returned to the Fund, together with all copies thereof, upon request or upon the termination of this Agreement, whichever occurs sooner.

The Manager will provide, on a timely basis, the following information with regard to the Fund to PFA:

o    copies of all cash disbursements made including check and vendor invoice,

o copies of all cash receipts collected including check and supporting documentation,

o copies of all bank statements to be sent to PFA directly from bank or faxed by Manager,

o copies of trade tickets for all purchases and sales of short-term investments or investments in public securities,

o copies of supporting documentation related to purchase of private investments including copies of share certificates, bridge loan agreements, warrant agreements, promissory and demand notes and a term sheet or appropriate pages of purchase agreement indicating the financial terms of the transaction,

o Manager's letter to Investors and portfolio company current status report, for inclusion with the quarterly and annual financial reports to Investors,

o    recommended   portfolio   valuation  changes  for  each  accounting  period
     required.

3.   Indemnity.
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          a) The Fund by its  signature at the bottom of this  Agreement  hereby indemnifies and holds harmless PFA, its officers, directors and shareholders (the "Indemnified Persons"), against all losses, damages and out-of-pocket third party expenses, including reasonable attorneys' fees, incurred as a result of or related to the breach of the Fund's obligations hereunder and/or related to claims of third persons against the Indemnified Persons concerning the services rendered by PFA hereunder, except for claims resulting from the negligence or misconduct of PFA; provided, however, nothing herein (i) shall limit the right of the Fund to claim remedy from PFA in connection with any breach of PFA's obligations hereunder, or (ii) shall require the Fund to indemnify or hold harmless any Indemnified Person with respect to any claims resulting from the negligence or misconduct of PFA.

          b) Whenever any claim shall arise for indemnification hereunder, PFA shall promptly notify the Manager of the claim and, when known, the facts constituting the basis for such claim. The notice to the Manager shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Persons shall not settle or compromise any claim by a third party for which they are entitled to indemnification hereunder without the prior written consent of the Manager, which shall not be unreasonably withheld or delayed by the Manager, unless suit shall have been instituted against the Indemnified Persons and the Manager shall not have taken control of the defense of such suit after notification thereof, as provided below.

          c) In connection with any claim for indemnity hereunder resulting from or arising out of any claim or proceeding by a person who is not a party to this Agreement, the Fund or the Manager, at its sole cost and expense may, upon written notice to PFA, assume the defense of such claim or proceeding with counsel reasonably satisfactory to PFA. The Indemnified Persons shall be entitled to participate in (but not control) the defense of such claim or proceeding with their counsel and at their own expense.

4. Term and  Termination.  This  agreement  will become  effective upon the date
   ---------------------
first herein written and will continue in effect until terminated by the Fund with 90 days written notice and will automatically terminate upon the termination of the management agreements between the Manager and the Fund (if the Manager receives such notice from the Fund, the Manager shall immediately notify PFA of the same). This agreement can be terminated by PFA for failure by the Manager to make a payment hereunder to PFA for a period of 30 days after the same is due and payable. Upon termination, amounts prepaid, if any, from the date of termination to the end of the prepaid period, will be reimbursed from PFA to the Manager or the Fund.

5.   General.
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     Governing  Law.  This  Agreement  shall be  deemed to have been made in the
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State of New  York,  and its  enforcement,  execution,  validity,  construction, performance and effect shall be determined in accordance with the laws of the State of New York without regard to conflicts of law provisions.

     Disputes.  Any  dispute  hereunder  shall be heard only in the  Federal and
     --------
State courts sitting in the City, County and State of New York. Each party submits itself to the personal jurisdiction of such courts. Service of process shall be made by personal delivery to a party and to its counsel at their respective addresses, marked to the attention of the persons designated, for such party as set forth below with respect to the giving of notice under this Agreement. The party prevailing in such dispute shall be entitled to be reimbursed for its reasonable legal fees and expenses by the party not prevailing.

     Assignment.  This Agreement  shall be binding upon and inure to the benefit
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of the parties,  their legal representatives and permitted assigns.  Neither the
Fund nor PFA shall assign this Agreement to any person, except that PFA may assign this Agreement to the successor to all or the substantial part of its business.

     Force Majeure.  If the  performance of any part of this Agreement by either
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party, or of any obligation under this Agreement (except an obligation to make a payment) is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, such as from fire, earthquake, insurrection or riot, the party so affected shall, upon giving notice to the other party, not be deemed to be in breach of such performance or obligation to the extent of such prevention, restriction, interference or delay, provided that the affected party shall continue to use its reasonable best efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost dispatch whenever such causes are removed.

     Notice.  Any notice  required or permitted  under this  Agreement  shall be
     ------
given in writing and shall be deemed given upon delivery to a party, or on the first attempted date of delivery to a party after being sent by express carrier to the following addresses of the parties:

If to PFA:                       Palmeri Fund Administrators, Inc.
                                 700 Godwin Avenue, Suite 110
                                 Midland Park, NJ  07432
                                 Attn:  Frank J. Palmeri, President

with a copy to:                  Hollenberg Levin Solomon Ross Belsky & Daniels
                                 585 Stewart Avenue
                                 Garden City, NY  11530
                                 Attn:  Stuart M. Sieger, Esq.

If to the Fund:                  The Pacific Corporate Group Private Equity Fund
                                 c/o Pacific Corporate Advisors, Inc.
                                 1200 Prospect Street, Suite 200
                                 La Jolla, California  92037
                                 Attn:  Kelly K. DePonte

with copies to:                  Brown & Wood LLP
                                 One World Trade Center
                                 New York, New York  10048
                                 Attn:  John A. MacKinnon, Esq.

Any party may change the address to which notice is to be given to it by giving notice hereunder of such other address.

     Non-Waiver. Any failure by either party to enforce any term or condition of
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this  Agreement  shall not  constitute a waiver by such party of the  particular term or condition. Such a failure to enforce a term or condition shall not affect or impair the right of such party to enforce the particular term or condition at any other time.

     Representations.  Each party  represents and warrants that it has the right
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to enter into this Agreement and to perform all of its obligations hereunder and that the execution of this Agreement and the performance by it of its obligations hereunder will not result in any breach, violation or default under
any  indenture,   lease,  license,  mortgage,  loan,  or  any  other  agreement, instrument or understanding, law, governmental rule or regulation, court order or decree of any kind, to which it, or any of its property, is or may be subject.

     Independent Contractors.  Each party is an independent contractor as to the
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other party. Neither party shall be the agent of the other party for any purpose whatsoever, and shall not have any right or authority to make or underwrite any promise, warranty or representation, to execute any contract or otherwise to assume any obligation or responsibility in the name of or on behalf of the other party.

     Headings.  All section and sub-section headings contained in this Agreement
     --------
are for convenience of reference only, do not form a party of this Agreement and shall not effect in any way the meaning or interpretation of this Agreement.


     IN WITNESS WHEREOF, the parties by their duly empowered officers, have executed this Agreement as of the day and the year first above written.

Palmeri Fund Administrators, Inc.                 Private Equity Fund
                                                  By: Pacific Corporate Group,
                                                      Inc., Adviser Trustee

By:______________________________                 By:___________________________
        Frank J. Palmeri                                 Christopher J. Bower
        President                                           President